Exhibit 21.1

Direct and Indirect Subsidiaries of KBS Strategic Opportunity REIT, Inc.

KBS Finance LLC

KBS Strategic Opportunity Limited Partnership

KBS Strategic Opportunity Holdings LLC

KBS SOR Academy Point, LLC

KBS SOR Acquisition I, LLC

KBS SOR Acquisition II, LLC

KBS SOR Debt Holdings II LLC

KBS SOR Debt Holdings II X LLC

KBS SOR Village Overlook, LLC